Exhibit 99.2

HUTTIG BUILDING PRODUCTS

Constructive Solutions Since 1885


200+
TRACTOR
TRAILERS
OVER 3
MILLION SQFT
OF WAREHOUSE
SPACE
9+
MILLION MILES
DRIVEN
PER YEAR
Auburn, WA
Tigard, OR
Medford, OR
Sacramento, CA
Rancho Cucamonga, CA
Phoenix, AZ
Albuquerque, NM
Dallas, TX
Chicago (Division Office)
Elkhart, IN
Columbus, OH
Latrobe, PA
Lancaster, PA
Wilkes-Barre, PA
Selkirk, NY
St. Louis (Corporate Offices)
Cape Girardeau, MO
Jackson, MS
Rocky Mount, NC
Greenville, SC
Jacksonville, FL
Davenport, FL
Riviera Beach, FL
Fort Myers, FL
Augusta, ME
Saco, ME
Hooksett, NH
Taunton, MA
Newington, CT

Financial Overview

Nasdaq: HPB (8/15/17)	**$5.50**
Market Capitalization (8/15/17)	**~$142 million**
Total Available Liquidity (6/30/17)	**$57 million**
TTM June 2017 Revenue	**$732 million**
TTM June 2017 Adj. EBITDA[1]	**$18.5 million**

1. Adjusted EBITDA is a non-GAAP term; reconciliation can be found at http://www.huttig.com/Investors/Investor-Relations

- Huttig is located where U.S. population is living, moving and building
- Coastal footprint fits a large population base where 63% of U.S. resides
- HBP revenues are diversified, with ~50% new residential construction and ~30% residential repair & remodel markets


HUTTI
HUTTIG

Investment Highlights

- U.S. Housing fundamentals continue to improve
- Our 27 distribution centers make us the only national wholesale distributor of millwork and specialty building products
- Strategic initiatives focused on investing in the business, people and technology to accelerate profitable growth
  - ✓ Expanding value-add millwork services through focused capital investment, including high-capacity door line in Florida
  - ✓ Announced national expansion of Huttig-Grip brand of fasteners and connectors
- Positioned to grow revenues and expand margins
- Success predicated on managing working capital for vendors and customers alike
- 2017 represents period of investment in expansion through key personnel additions and capital improvements

Representing the brands that our customers prefer
Representative Vendors Representative Customers
Huttig-Grip is a NEW division of Huttig Building Products created to expand its private label construction fastener and specialty building products line into a NATIONAL brand
Expect $175 to $250 million in annual incremental revenue over the next 36 months Expansion of existing service proposition leverages infrastructure Standard operating leverage of 5% to 7% equates to $12 to $25 million upon maturity of line
Forward-looking projected financial information is based on current estimates and forecasts. Actual results could differ materially. We therefore caution against placing substantial reliance on the forward-looking statements contained in this presentation. Further information about the Company, including information about factors that could materially affect its results of operations and financial condition, is contained in the Company’s most recently filed AnnualReport onForm10-KandquarterlyreportsonForm10-Qthatyoucanfindonourwebsiteathttp://www.huttig.com/Investors/Investor-Relations.